                                                               EXHIBIT 18(a)(1)


                          AMENDED MULTIPLE CLASS PLAN
                                       OF
                            A I M EQUITY FUNDS, INC.
                       (AS LAST AMENDED DECEMBER 4, 1995)

         SECTION 1. This Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 promulgated under the Investment Company Act of 1940 (the "1940 Act") shall govern the terms and conditions under which AIM Equity Funds, Inc. (the "Company") may issue separate classes of shares representing interests in the Company's series of Portfolios (the "Portfolios") listed on Appendix A. To the extent that a subject matter herein is covered by the Company's Articles of Incorporation or Bylaws, the Articles of Incorporation and/or Bylaws will control in the event of any inconsistencies with the descriptions herein.

         SECTION 2. Rights and Obligations. Except as set forth herein, all classes of shares issued in respect of a Portfolio have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various classes of shares relate solely to the following factors: (a) each class may be subject to different class expenses as discussed under Section 4 of this Plan; (b) each class may bear different identifying designations; (c) each class will have exclusive voting rights with respect to any such class (except as set forth in Section 7 below); (d) each class may have different exchange privileges; and (e) certain classes may provide for the conversion of such class into another class.

         SECTION 3. Classes of Shares and Designation Thereof. Each Portfolio may offer any or all of the following classes of shares:

                 (a) Class A Shares. "Class A" Shares will be sold at net asset value plus a front-end sales load. The sales load will be subject to reductions for larger purchases under a combined purchase privilege, a right of accumulation, or a letter of intent. Purchases of $1 million or more will not be subject to a sales charge but may be assessed a Contingent Deferred Sales Charge ("CDSC") of 1% if shares are redeemed prior to 18 months from the date of purchase. The front-end sales load will be subject to certain other deductions permitted by Section 22(d) of the 1940 Act.

                 Class A Shares also will be subject to a Rule 12b-1 distribution and service fee at a combined annual rate of up to 0.35% of the daily net assets attributable to the Class A Shares. Of such amount, up to 0.25% of the average daily net assets attributable to the Class A Shares is payable as service fees to A I M Distributors, Inc., the distributor of the Company's Class A and Class B shares (the "Distributor") and/or certain financial intermediaries having agreements with the Distributor for the provision of continuing shareholder services.

                 The current "Amended Master Distribution Plan of AIM Equity Funds, Inc. (Retail Classes, Front-End Sales Charges)" shall be applicable to the Class A Shares.

                 (b) Class B Shares. "Class B" Shares will be sold to investors at net asset value without the imposition of a front-end sales load. However, an investor's proceeds from a redemption of Class B Shares made within six (6) years after their purchase (the "CDSC

         Period") generally will be subject to a CDSC payable to the Distributor. The CDSC Period and CDSC schedule are forth in Appendix B hereto. No CDSC will be imposed on (1) redemptions of Class B Shares following six years from the date on which such shares were purchased;
         (2) shares derived from reinvestment of dividends and distributions attributable to Class B Shares; or (3) amounts representing an increase in the value of the shareholder's account resulting from capital appreciation above the amount paid for shares purchased during the CDSC Period. In determining whether a CDSC is applicable, it will be assumed that a redemption is made, first, of any shares in the shareholder's Portfolio account that are not subject to a CDSC; second, of shares derived from reinvestment of dividends and distributions; third, of shares held for more than six years following the date on which the purchase was made; and fourth, of shares held for a period less than six years following the date on which the purchase was made. The provisions of the CDSC Period and the CDSC schedule may not be changed without the consent of the Distributor and the Company's Board of Directors, including a majority of the directors who are not interested persons of the Company, with respect to Class B Shareholders.

         Class B Shares also will be subject to a Rule 12b-1 distribution fee and service fee at a combined annual rate of up to 1% of the daily net assets attributable to the Class B Shares. Of this amount, 0.75% of the average daily net assets attributable to the Class B Shares is payable to the Distributor, and up to 0.25% of the average daily net assets attributable to the Class B Shares is payable as service fees to the Distributor and/or certain financial intermediaries having agreements with the Distributor for the provision of continuing shareholder services to customers of such financial intermediaries who own Class B Shares.

                 (c) Institutional Class. The "Institutional Class" will be sold at net asset value and may be offered to one or more of the following categories of investors: (1) unaffiliated benefit plans such as qualified retirement plans, other than individual retirement accounts and self-employed retirement plans, with total assets in excess of $10 million or such other amounts as a Portfolio may establish and with such other characteristics as a Portfolio may establish, provided that any such unaffiliated benefit plans will have a separate trustee who is vested with investment discretion as to plan assets, will have limitations on the ability of plan beneficiaries to access their plan investments without incurring adverse tax consequences, and will not include self-directed plans; (2) tax-exempt retirement plans of AIM Advisors, Inc., ("Advisor") or the Distributor or their affiliates, consisting of qualified defined contribution plans maintained pursuant to Section 401(a) of the Internal Revenue Code of 1986 (the "Code"), as amended, under which assets will be held in trust by a trustee and as to which employees will have limited pre-retirement access to assets; (3) banks and insurance companies that are not affiliated with the Advisor purchasing for their own account; (4) investment companies not affiliated with the Advisor or the Distributor; (5) endowment funds or non-profit organizations that are not affiliated with the Advisor; and (6) corporations, foundations and financial institutions.

                 The Institutional Class is currently distributed by Fund Management Company ("FMC").

                 (d) Contingent Deferred Sales Charges. The CDSC applicable to Class A Shares sold without a sales charge involving purchases of $1 million or more and to Class B Shares will be assessed on an amount equal to the lesser of the then current market value (excluding reinvested dividends and capital gains distributions) or the original cost of the shares being redeemed and may be waived under the circumstances listed on Appendix C, attached hereto.

         SECTION 4. Allocation of Expenses.

                 (a) Class Expenses. Each class of shares shall be subject to different class expenses consisting of (1) Rule 12b-1 plan distribution and service fees, if applicable to a particular class,
         (2) transfer agency and other recordkeeping costs to the extent allocated to a particular class, (3) Securities and Exchange Commission ("SEC") and blue sky registration fees incurred separately by a particular class, (4) litigation or other legal expenses relating solely to a particular class, (5) printing and postage expenses related to the preparation and distribution of class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular class, (6) expenses of administrative personnel and services as required to support the shareholders of a particular class, (7) audit or accounting fees or expenses relating solely to a particular class, (8) director fees and expenses incurred as a result of issues relating solely to a particular class, and (9) any other expenses subsequently identified that should be properly allocated to a particular class, which shall be approved by the Board of Directors (collectively, "Class Expenses").

                 (b) Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate class), all expenses incurred by each Portfolio will be allocated to each class of shares on the basis of the net asset value of each class to the net asset value of the Company or the Portfolio, as the case may be.

                 (c) Waivers and Reimbursements of Expenses. The Distributor, FMC, the Advisor, and any provider of services to the Portfolios may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross-subsidization between classes.

         SECTION 5. Allocation of Income. The Portfolios will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each class of shares.

         SECTION 6. Exchange Privileges. Class A Shares of a Portfolio will be exchangeable for Class A Shares of any other Portfolio and for other retail shares of other investment companies advised by the Advisor (collectively, the "AIM Funds") which are subject to a front-end load that offer an exchange privilege, subject to such conditions as may be imposed from time to time and as disclosed on Appendix D. Class B Shares of each Portfolio will be exchangeable only for Class B Shares of other Portfolios and Class B Shares of AIM Funds that offer an exchange privilege, subject to such conditions as may be imposed from time to time and also as disclosed in Appendix D.

         SECTION 7. Conversions. All Class B Shares of the Portfolios, other than those purchased through the reinvestment of dividends and distributions, shall convert automatically to Class A Shares eight (8) years after the end of the calendar month in which a shareholder's order to purchase such shares was accepted. For purposes of conversion to Class A Shares, shares purchased through the reinvestment of dividends and other distributions will be considered held in a separate sub-account. Each time any Class B Shares in a shareholder's account convert to Class A Shares, a proportionate number of the Class B Shares in the sub-account also will convert to Class A Shares.

         Class B Shares will convert to Class A Shares on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee, or other charge. After conversion, the converted shares will be subject to an asset-based sales charge and/or service fee (as those terms are defined in Article III, Section 26 of the National Association Securities Dealers, Inc. Rules of Fair Practice), if any, that in the aggregate are lower than the asset-based sales charge and service fee to which they were subject prior to the conversion.

         In no event will a class of shares have a conversion feature that automatically would convert shares of such class into shares of a class with a distribution arrangement that could be viewed as less favorable to the shareholder from the point of view of overall cost.

         The implementation of this conversion feature is subject to the continuing availability of a ruling of the Internal Revenue Service, or of an opinion of counsel or tax advisor, stating that the conversion of one class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling or opinion is not available.

         If a Portfolio implements any amendment to a Rule 12b-1 Plan (or, if presented to shareholders, adopts or implements any amendment of a non-Rule 12b-1 shareholder services plan) that the Board of Directors determines would materially increase the charges that may be borne by the Class A Shareholders under such plan, the Class B Shares will stop converting to the Class A Shares unless the Class B Shares, voting separately, approve the amendment or adoption. The Board of Directors shall have sole discretion in determining whether such amendment or adoption is submitted to a vote of the Class B Shareholders. Should such amendment or adoption not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such amendment or adoption, the Board of Directors shall take such action as is necessary to: (1) create a new class (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares as they existed prior to the implementation of the amendment or adoption; and (2) ensure that the existing Class B Shares will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Board of Directors to implement the foregoing, and at the sole discretion of the Board of Directors, such action may include the exchange of all Class B Shares for a new class (the "New Class B Shares"), identical in all respects to the Class B Shares except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Board of Directors reasonably believes will not be subject to federal taxation.

         SECTION 8. This Plan shall not take effect until a majority of the directors of the Company, including a majority of the directors who are not interested persons of the Company, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each class individually and the Company as a whole.

         SECTION 9. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 8 above.

                                 APPENDIX A TO
                              MULTIPLE CLASS PLAN
                                       OF
                             AIM EQUITY FUNDS, INC.


AIM Charter Fund
         Class A Shares
         Class B Shares
         Institutional Class of Shares

AIM Weingarten Fund
         Class A Shares
         Class B Shares
         Institutional Class of Shares

AIM Aggressive Growth Fund
         Class A Shares

AIM Constellation Fund
         Class A Shares
         Institutional Class of Shares

AIM Blue Chip Fund
         Class A Shares

AIM Capital Development Fund
         Class A Shares

                                 APPENDIX B TO
                              MULTIPLE CLASS PLAN
                                       OF
                             AIM EQUITY FUNDS, INC.

                         CDSC SCHEDULE AND CDSC PERIOD


         Class B Shares may be redeemed on any business day at the net asset value per share next determined following receipt of the redemption order, less the applicable contingent deferred sales charge shown in the tables below.


                                                         Contingent Deferred
             Year                                        Sales Charge As
             Since                                       % of Dollar Amount
         Purchase Made                                   Subject to Charge
         -------------                                   -------------------
             First                                                 5%
             Second                                                4%
             Third                                                 3%
             Fourth                                                3%
             Fifth                                                 2%
             Sixth                                                 1%
             Seventh and Following                                 None

                                 APPENDIX C TO
                              MULTIPLE CLASS PLAN
                                       OF
                             AIM EQUITY FUNDS, INC.

                                  CDSC WAIVERS


         CLASS A SHARES. Purchases of $1 million or more that are redeemed within 18 months of the date of purchase are subject to a 1% CDSC except in the following circumstances:

         (1) Redemptions of shares by employee benefit plans ("Plans") qualified under Sections 401 or 457 of the Internal Revenue Code (the "Code"), or Plans created under Section 403(b) of the Code and sponsored by nonprofit organizations as defined under Section 501(c)(3) of the Code, where (a) the initial amount invested by a Plan in one or more of the AIM Funds is at least $1,000,000, (b) the sponsor of a Plan signs a letter of intent to invest at least $1,000,000 in one or more of the AIM Funds, or (c) the shares being redeemed were purchased by an employer-sponsored Plan with at least 100 eligible employees; provided, however, that Plans created under Section 403(b) of the Code which are sponsored by public educational institutions shall qualify under (a), (b) or (c) above on the basis of the value of each Plan participant's aggregate investment in the AIM Funds, and not on the aggregate investment made by the Plan or on the number of eligible employees;

         (2) Redemptions of shares following the registered shareholder's (or in the case of joint accounts, all registered joint owners') death or disability, as defined in Section 72(m)(7) of the Code;

         (3) Redemptions of shares purchased at net asset value by private foundations or endowment funds where the initial amount invested was at least $1,000,000; and

         (4) Redemptions of shares purchased by an investor in amounts of $1,000,000 or more where such investor's dealer of record, due to the nature of the investor's account, notifies the Distributor prior to the time of investment that the dealer waives its commission.

         Additionally, a CDSC will not be imposed on shares derived from reinvestment of dividends and distributions attributable to these shares or in connection with exchanges among Class A Shares purchases of $1 million or more of the Portfolios or of the AIM Funds. See also Appendix D - Exchange Privilege.

         CLASS B SHARES. Class B shares are subject to the CDSC as described in the then current prospectuses of the Portfolios except in the following circumstances:

         (1) Redemptions of shares following the registered shareholder's (or in the case of joint accounts, all registered owners') death or disability, as defined in Section 72(m)(7) of the Code. The redemption must be made with one year following death or initial determination of disability and must be of Class B shares held at the time of death or initial determination of disability. The Distributor must be notified of such death or disability at the time of the redemption request and must be provided with satisfactory evidence of such death or disability;

         (2) Redemptions in connection with certain distributions from individual retirement accounts, custodial accounts maintained pursuant to Code
Section 401 (collectively, "Retirement Plans"), provided these redemptions result from: (i) required minimum distributions to plan participants or beneficiaries who are age 70 1/2 or older, and only with respect to that portion of such distributions which does not exceed 12% annually of the participant's or beneficiary's account value; (ii) in kind transfers of assets where the participant or beneficiary notifies the Distributor of such transfer no later than the time such transfer occurs; (iii) tax-free rollovers or transfers of assets to another Retirement Plan invested in Class B shares of one or more AIM Funds; (iv) tax-free returns of excess contributions or returns of excess deferral amounts; and (v) distributions upon the death or disability (as defined in the Code) of the participant or beneficiary;

         (3) Redemptions pursuant to a Systematic Withdrawal Plan("SWP"), provided that amounts withdrawn under such a plan do not exceed on an annual basis 12% of the value of the shareholder's investment in Class B Shares at the time the shareholder elects to participate in the SWP;

         (4) Redemptions effected pursuant to the right of a Portfolio to liquidate a shareholder's account if the aggregate net asset value of shares held in the account is less than the designated minimum account size described in the then current prospectus of the Portfolio; and

         (5) Redemptions by the Advisor of its investment in Class B shares.

         Additionally, a CDSC will not be imposed in connection with exchanges among Class B shares of the Portfolios or of The AIM Funds. For purposes of determining a shareholder's holding period of Class B Shares in the calculation of the applicable contingent deferred sales charge, the period of time during which Class B shares were held prior to an exchange will be added to the holding period of Class B Shares acquired in an exchange.

                                APPENDIX D TO
                             MULTIPLE CLASS PLAN
                                      OF
                            AIM EQUITY FUNDS, INC.


                               EXCHANGE PRIVILEGE

         SECTION 1. TERMS AND CONDITIONS OF EXCHANGES. Shareholders of the AIM Funds discussed herein may participate in an exchange privilege as described below.

         Shares of any AIM Fund may be exchanged for shares of any other AIM Fund, except that (i) Load Fund (as that term is defined below under the caption "Load Funds") share purchases of $1 million or more which are subject to a CDSC may not be exchanged for Lower Load Funds or for AIM TAX-EXEMPT CASH FUND; (ii) Lower Load Fund share purchases of $1 million or more and No Load Fund purchases may be exchanged for Load Fund shares in amounts of $1 million or more which will then be subject to a CDSC; however, for purposes of calculating the CDSC on the Load Fund shares acquired, the 18-month period shall be computed commencing on the date of such exchange; (iii) Load, Lower Load and No Load Fund Shares may not be exchanged for Class B shares; (iv) Class B shares may be exchanged only for Class B shares; and (v) Class C shares of AIM MONEY MARKET FUND may not be exchanged for Class A shares of AIM MONEY MARKET FUND or for Class B shares. For shares initially purchased prior to November 20, 1995, these exchange conditions will apply effective January 16, 1996.

         The exchange privilege is also available to holders of the Connecticut General Guaranteed Account, established for tax-qualified group annuities, for contracts purchased on or before June 30, 1992.

An exchange is permitted only in the following circumstances:

         (a) if the funds offer more than one class of shares, the exchange must be between the same class of shares (e.g., Class A and Class B shares of a Multiple Class Fund cannot be exchanged for each other), except that Class C shares of AIM MONEY MARKET FUND may be exchanged for Class A shares of another Multiple Class Fund;

         (b) the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the fund acquired through such exchange;

         (c) the shares of the fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

         (d) the exchange must be made between accounts having identical registrations and addresses;

         (e) the full amount of the purchase price for the shares being exchanged must have already been received by the fund;

         (f) the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W-8 (certificate of foreign status) or Form W-9 (certifying exempt status) must have been received by the fund;

         (g) newly acquired shares (through either an initial or subsequent investment) are held in an account for at least ten days, and all other shares are held in an account for at least one day, prior to the exchange; and

         (h) certificates representing shares must be returned before shares can be exchanged.

         THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY ANY OF SUCH FUNDS OR BY AIM DISTRIBUTORS AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

         The shares discussed below under the caption "Load Funds," are sold at a public offering price that includes a maximum sales charge of 5.50% or 4.75% of the public offering price of such shares; shares of certain of the AIM Funds, referred to herein as the "Lower Load Funds," are sold at a public offering price that includes a maximum sales charge of 1.00% of the public offering price of such shares; and shares of certain other funds, including the Class C shares of AIM MONEY MARKET FUND, referred to herein as the "No Load Funds," are sold at net asset value, without payment of a sales charge. Multiple Class Funds as discussed herein are those funds which offer Class A, Class B and/or Class C shares. Class B shares are offered at net asset value and are subject to a CDSC at a maximum rate of 5% for a period of six years.

                          LOAD FUNDS*:                             LOWER LOAD FUNDS:
                          ------------                             ---------- ------
AIM AGGRESSIVE GROWTH FUND        AIM GROWTH FUND                  AIM LIMITED MATURITY
AIM BALANCED FUND                 AIM HIGH YIELD FUND                TREASURY SHARES
AIM CHARTER FUND                  AIM INCOME FUND                  AIM TAX-FREE INTERMEDIATE
AIM CONSTELLATION FUND            AIM INTERNATIONAL EQUITY FUND      SHARES
AIM GLOBAL AGGRESSIVE             AIM MONEY MARKET FUND
   GROWTH FUND                    AIM MUNICIPAL BOND FUND          NO LOAD FUNDS:
AIM GLOBAL GROWTH FUND            AIM TAX-EXEMPT BOND FUND         --------------
AIM GLOBAL INCOME FUND               OF CONNECTICUT*               AIM MONEY MARKET FUND --
AIM GLOBAL UTILITIES FUND         AIM VALUE FUND                     CLASS C
AIM INTERMEDIATE GOVERNMENT       AIM WEINGARTEN FUND              AIM TAX-EXEMPT CASH FUND
   FUND

* ALL CLASS A SHARES, EXCEPT FOR AIM TAX-EXEMPT BOND FUND OF CONNECTICUT

         DEPENDING UPON THE FUND FROM WHICH AND INTO WHICH AN EXCHANGE IS BEING MADE, SHARES BEING ACQUIRED IN AN EXCHANGE MAY BE ACQUIRED AT THEIR OFFERING PRICE OR AT THEIR NET ASSET VALUE (WITHOUT PAYMENT OF A SALES CHARGE) AS SET FORTH IN THE TABLE BELOW FOR SHARES INITIALLY PURCHASED PRIOR TO MAY 1, 1994:

                                                                                                  MULTIPLE CLASS
                                                                LOWER LOAD          NO LOAD           FUNDS:
 FROM:                  TO:  LOAD FUNDS                            FUNDS             FUNDS           CLASS B
 -----                  ---------------                            -----             -----           -------
 Load Funds             Net Asset Value                        Net Asset Value   Net Asset Value  Not Applicable

 Lower Load Funds       Net Asset Value if shares were         Net Asset Value   Net Asset Value  Not Applicable
                        held for at least 30 days; or if
                        shares were acquired upon
                        exchange of any Load Fund; or if
                        shares were acquired upon
                        exchange from any Lower Load
                        Fund and such shares were held
                        for at least 30 days.  (No
                        exchange privilege is available
                        for the first 30 days following
                        the purchase of the Lower Load
                        Fund shares.)

 No Load Funds          Offering Price if No Load shares       Net Asset         Net Asset Value  Not Applicable
                        were directly purchased.  Net          Value if No
                        Asset Value if No Load shares          Load shares
                        were acquired upon exchange of         were acquired
                        shares of any Load Fund or any         upon exchange
                        Lower Load Fund; Net Asset Value       of shares of
                        if No Load shares were acquired        any Load Fund
                        upon exchange of Lower Load Fund       or any Lower
                        shares and were held for at            Load Fund;
                        least 30 days following the            otherwise,
                        purchase of the Lower Load Fund        Offering
                        shares.  (No exchange privilege        Price.
                        is available for the first 30
                        days following the acquisition
                        of the Lower Load Fund shares.)


 Multiple Class
 Funds:
    Class B             Not Applicable                     Not Applicable    Not Applicable   Net Asset Value

         FOR SHARES INITIALLY PURCHASED ON OR AFTER MAY 1, 1994, THE FOREGOING TABLE IS REVISED AS FOLLOWS:


 Load Funds             Net Asset Value                    Net Asset Value   Net Asset Value  Not Applicable

 Lower Load Funds       Net Asset Value if shares were     Net Asset Value   Net Asset Value  Not Applicable
                        acquired upon exchange of any
                        Load Fund.  Otherwise,
                        difference in sales charge will
                        apply.

 No Load Funds          Offering Price if No Load shares   Net Asset         Net Asset Value  Not Applicable
                        were directly purchased.  Net      Value if No
                        Asset Value if No Load shares      Load shares
                        were acquired upon exchange of     were acquired
                        shares of any Load Fund.           upon exchange
                        Difference in sales charge will    of shares of
                        apply if No Load shares were       any Load Fund
                        acquired upon exchange of Lower    or any Lower
                        Load Fund shares.                  Load Fund;
                                                           otherwise,
                                                           Offering
                                                           Price.

 Multiple Class
 Funds:
    Class B             Not Applicable                     Not Applicable    Not Applicable   Net Asset Value

         Shares to be exchanged are redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form (described below) is received by A I M Fund Services, Inc. in its Houston, Texas office, provided that such request is received prior to 4:15 p.m. Eastern Time. Exchange requests received after this time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day. Normally, shares of an AIM Fund to be acquired by exchange are purchased at their net asset value or applicable offering price, as the case may be, determined on the date that such request is received by AIM Distributors, but under unusual market conditions such purchases may be delayed for up to five business days if it is determined that a fund would be materially disadvantaged by an immediate transfer of the proceeds of the exchange. If a shareholder is exchanging into a fund paying daily dividends and the release of the exchange proceeds is delayed for the foregoing five-day period, such shareholder will not begin to accrue dividends until the sixth business day after the exchange. Shares purchased by check may not be exchanged until it is determined that the check has cleared, which may take up to ten days from the date that the check is received.

         In the event of unusual market conditions, AIM Distributors reserves the right to reject any exchange request, if, in the judgment of AIM Distributors, the number of requests or the total value of the shares that are the subject of the exchange places a material burden on a fund. For example, the number of exchanges by investment managers making market timing exchanges may be limited.

         SECTION 2. FEES. There is no fee for exchanges among the AIM Funds. A service fee of $5 per transaction will, however, be charged by AIM Distributors on accounts of market timing investment firms to help to defray the costs of maintaining an automated exchange service. This service fee will be charged against the market timing account from which shares are being exchanged.

         SECTION 3. EXCHANGES OF CLASS A SHARES. In the event shares of any AIM Fund (other than Class B shares of the Multiple Class Funds) sold at net asset value are subject to a CDSC of 1% for 18 months from the date of purchase, and subsequently are exchanged for shares of any other AIM Fund, for purposes of determining a shareholder's holding period:

                 (i) Load Fund Shares of any fund which were acquired through an exchange of shares which previously were subject to the 1% CDSC will be credited with the period of time such exchanged shares were held, and





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                 (ii)     Load Fund Shares of the Funds which are subject to
                          the 1% CDSC and which were acquired through an exchange of shares of a Lower Load Fund or a No Load Fund (as those terms are defined in Appendix D hereto) which previously were not subject to the 1% CDSC will not be credited with the period such exchanged shares were held.

In determining whether a CDSC is payable, and the amount of any such charge, shares not subject to a CDSC are redeemed first (including shares purchased by reinvested dividends and capital gains distributions and amounts representing increases from capital appreciation) and then other shares are redeemed in the order of purchase.

         SECTION 4. EXCHANGES OF CLASS B SHARES. A CDSC will not be imposed in connection with exchanges among Class B shares of Multiple Class Funds. For purposes of determining a shareholder's holding period of Class B shares in the calculation of the applicable CDSC, the period of time during which Class B shares were held prior to an exchange will be added to the holding period of Class B shares acquired in an exchange.

         SECTION 5. EXCHANGES OF CLASS C SHARES. Class C shares of AIM MONEY MARKET FUND may be exchanged only for Class A shares of AIM Equity Funds, Inc.





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